Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES CLOSES

$100 MILLION UNSECURED TERM LOAN

WASHINGTON, D.C. – October 5, 2016 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today the closing of a new seven year $100 million unsecured delayed draw term loan. The loan matures on September 29, 2023, has a 180 day delayed draw period, an initial interest rate of LIBOR plus 170 basis points, based on the Company’s current leverage ratio, and is prepayable without penalty beginning in October 2018.

The Company intends to use the net proceeds of the term loan to repay borrowings outstanding under its unsecured $400 million revolving credit facility and for general corporate purposes. Additionally, the Company intends to swap the loan’s underlying base rate from floating to fixed, subject to market conditions.

“We are pleased to announce the successful execution of this seven year term loan.  Long term debt markets continue to be an attractive source of capital and we look forward to further extending our liabilities as the Company grows,” said Meghan Baivier, Easterly’s Chief Financial and Operating Officer.

As of June 30, 2016, on a pro forma basis, fully drawing the term loan and repaying a portion of the borrowings on the Company’s revolving credit facility, would extend the Company’s weighted average debt maturity to 6.6 years, in line with its weighted average remaining lease term.

PNC Capital Markets LLC, U.S. Bank National Association, and SunTrust Robinson Humphrey, Inc. served as joint lead arrangers and joint bookrunners.  PNC Bank, National Association served as the administrative agent, and U.S. Bank National Association and SunTrust Bank served as syndication agents.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA).  For further information on the Company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 2, 2016. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay Winterhalter

Vice President, Investor Relations and Operations

202-596-3947

IR@easterlyreit.com